TERM SHEET

1.	Seller: Automotive Services Group, LLC, an Alabama limited liability company ("Seller") .

2.	Buvers: Charles H. Dellaccio and D.W. Grimsley, Jr., or their assignee, subject to the terms hereof (collectively, "Buyer").

3.	Property to be Sold:
Birmingham (Trussville Site) deed attached as Exhibit A.

4.	Purchase Price: $750,000.

5.	Terms:

(a)	Birmingham real property to be sold free and clear of all real estate mortgages and all other real estate liens and encumbrances except taxes and assessments not yet due.

(b)	Buyer requires no survey, environmental inspection or other inspections.

(c)	Real estate taxes and assessments to be pro-rated as of closing.

(d)	Escrow fees and all costs of the transaction to be paid one-half by Seller and one-half by Buyer except as otherwise provided.

(e)	Buyer to pay at closing the entire amount of any sales or use tax respecting the transaction.

(f)	All other costs and attorney's fees of the transaction shall be borne by the party incurring the same.

(g)	Seller will warrant good and marketable title to the assets being purchased at closing subject to the other terms hereof.

(h)	As a condition precedent, this option is void if Buyer fails to close on the Roebuck Site, also owned by Automotive Services Group, LLC and currently under contract.

6.	Deposit: Within 5 days of closing on the Roebuck Car Wash, Buyer shall deliver to escrow a deposit of $50,000 subject to the terms hereof, as follows:

(a)
The deposit shall be non-refundable except upon Seller's breach hereof . In the event that Buyer breaches this Term Sheet or any subsequent agreement respecting this transaction, the deposit shall be treated as Seller's liquidated damages, shall be released from escrow to Seller and shall be Seller's sole remedy for Buyer's breach.

7.	Buver's Contingencies: None

8.	Escrow: Within 5 business days after closing of the Roebuck Site, Buyer shall deposit with the law firm of Bradley, Arant, et al. buyer's deposit.

9.	Additional Terms:

(a)	Seller shall not have the right to seek and enter into back-up transactions during the Contract Period.

(b)	This Term Sheet is intended to be binding upon the parties. This Term Sheet shall likewise constitute a part of the escrow instructions of the parties.

(e)	Time is expressly of the essence hereunder.

(f)	Closing of the transaction described herein shall take place no later than 30 days after Buyer deposits funds into Escrow.

(g)
Any disputes respecting this Term Sheet, any subsequent agreement and the transaction described herein shall be resolved by the judicial reference procedure described in the Alabama Code of Civil Procedure. The prevailing party shall be entitled to an award of attorney's fees.

(h)	This Term Sheet, any subsequent agreement and the transaction described herein shall be governed by and construed in accordance with the laws of the State of Alabama.

(i)
This Term Sheet and any subsequent agreement contemplated hereby shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Any assignment by Buyer hereto shall include the assumption of Buyer's obligations hereunder and shall not release Buyer from any liability hereunder.

(j)
This Term Sheet constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. This Term Sheet may be modified only in writing when signed by the person sought to be charged.

(k)	This Term Sheet may be executed in counterparts and all counterparts so executed shall constitute but one agreement.

(l)	Notices hereunder shall be given in writing by facsimile or certified mail, return receipt requested as follows:

(1)	If to Seller:

Fax no.: With a copy to:

Fax no.:

(2)	If to Buyer: PO Box 130836

Birmingham, AL 35213

Fax no.: 866-496- 0339
Dated:

Automotive Services Group, LLC

By: Title: ("Seller")

Dated:

Charles H. Dellaccio

D.W. Grimsley ("Buyer")